EXHIBIT 23.1

Marcum & Kliegman LLP
Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Odyne Corporation on Form SB-2 of our report dated April 4, 2007 with respect to our audits of the consolidated financial statements of Odyne Corporation and Subsidiary as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
December 19, 2007